UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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T. Rowe Price Group, Inc.
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YOUR VOTE IS IMPORTANT!
Please execute and return the enclosed proxy promptly whether or not you plan to attend the T. Rowe Price Group, Inc. 2010 Annual Meeting of Stockholders.
T. ROWE PRICE GROUP, INC.
100 East Pratt Street
Baltimore, MD 21202
NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
April 14, 2010
We will hold the Annual Meeting of Stockholders of T. Rowe Price Group, Inc. at the company’s offices located at 4515 Painters Mill Road, Owings Mills, Maryland, 21117, on Wednesday, April 14, 2010, at 10:00 a.m. At this Meeting, we will ask stockholders to:
1)	elect a Board of nine directors; and

2)	ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2010.
Stockholders who owned shares of our common stock as of February 12, 2010, are entitled to attend and vote at the Meeting or any adjournments.

BY ORDER OF THE BOARD OF DIRECTORS

Barbara A. Van Horn
Secretary

Baltimore, Maryland
March 4, 2010

PROXY STATEMENT
TABLE OF CONTENTS

TERMS USED IN THIS PROXY STATEMENT
“Price Group,” “we,” “our,” and “company,” all refer to T. Rowe Price Group, Inc. except in the Reports of the Audit Committee, Executive Compensation Committee, and Nominating and Corporate Governance Committee. In these reports, “we” refers to the members of each respective committee.
“Meeting” refers to the 2010 Annual Meeting of Stockholders, including any adjournment or postponement thereof.
“Price Associates” refers to T. Rowe Price Associates, Inc., a wholly-owned subsidiary of Price Group. Price Associates organizes and serves as an investment adviser to the Price funds.
“Price fund” means any mutual fund company or trust organized by Price Associates, or T. Rowe Price International, Inc., two of the investment adviser subsidiaries within the Price Group family of affiliated companies.
“You” refers to the stockholders of Price Group.
INTRODUCTION
We are sending you this proxy statement and the accompanying proxy card in connection with the solicitation of proxies by our Board of Directors for the Meeting described in the notice. The purpose of the Meeting is to:
1)	elect a Board of nine directors; and

2)	ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2010.
This proxy statement, proxy card, and our 2009 Annual Report to Stockholders containing our consolidated financial statements and other financial information for the year ended December 31, 2009, form your Meeting package. We sent you this package on or about March 4, 2010.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 14, 2010
This proxy statement and our 2010 Annual Report to Stockholders may also be viewed, downloaded, and printed, at no charge, by accessing the following Internet address: https://materials.proxyvote.com/74144T.
Stockholders who wish to attend the Meeting in person must follow the instructions on page 2 under the section titled “Attending the Meeting.”
VOTING INFORMATION
Voting Requirements
At the close of business on February 12, 2010, the record date of the Meeting, 258,790,075 shares of our common stock, par value $.20 per share, were outstanding and entitled to vote at the Meeting. We have 5,144 stockholders of record and about 140,000 beneficial stockholder accounts held by brokers, banks or other intermediaries. Each stockholder as of the record date is entitled to cast one vote per share on each Proposal. Under our charter, the right to cast one vote per share may be modified in the case of certain persons and groups beneficially owning or otherwise having or arranging for ownership interest or voting authority with respect to more than 15% of our common stock; we do not believe this provision will apply to any stockholders voting at this Meeting. Pursuant to our Amended and Restated By-Laws, the presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Meeting is required to achieve a quorum and transact business. If a quorum of stockholders is present at the Meeting, the following voting requirements will apply:

•	Board Elections. To be elected to serve until our 2011 annual meeting and until his or her successor is elected and qualifies, a director nominee (see page 4) must obtain the affirmative vote of a majority of the total votes cast at the Meeting for and against such nominee. Please see page 3 for a discussion of our majority voting provisions. Stockholders may not cumulate their votes in director elections. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the board elections.

•	Ratify the Appointment of KPMG LLP. Approval of this proposal requires the affirmative vote of a majority of the total votes cast at the Meeting for or against this proposal. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this matter.
All votes, however cast, are confidential. We do not know how any person or entity votes a proxy unless this information is voluntarily disclosed.
Solicitation of Proxies
We will pay for the costs of preparing materials for the Meeting and soliciting proxies. We expect that solicitation will occur primarily through the mail, but proxies also may be solicited personally or by telephone, e-mail, letter or facsimile. To assist in soliciting proxies, we have retained Georgeson Inc. for a fee of $5,500, plus reimbursement of out-of-pocket expenses. We ask securities brokers, custodians, nominees, and fiduciaries to forward materials for the Meeting to our beneficial stockholders as of the record date, and we will reimburse them for the reasonable out-of-pocket expenses they incur. Directors, officers, and employees of Price Group and our subsidiaries may solicit proxies personally or by other means, but will not receive additional compensation.
Attending the Meeting
We invite all stockholders, especially those who owned shares as of the record date, to attend the Meeting. If you are a “registered holder” (also known as a “record holder”) of our common stock, which means that your shares are represented by certificates or ledger entries in your own name directly registered with our transfer agent, Wells Fargo Bank, N.A., you must bring identification with you to the Meeting to allow us to verify your ownership. If your common stock is held in “street name,” which means that the shares are held for your benefit in the name of a broker, bank or other intermediary, you must bring a brokerage account statement or letter from your broker, bank or other intermediary reflecting stock ownership in order to be admitted to the Meeting. No stockholder will be admitted to the Meeting without documentation that allows us to verify ownership.
Voting and Revocation
Registered Holders
If you are a registered holder as of the record date, you will be able to vote your proxy in one of three ways:
1)	by mail — complete the enclosed proxy card and return it in the postage-paid envelope provided;

2)	by telephone — call 1-800-560-1965 and then follow the voice instructions. Please have your proxy card and the last four digits of your social security number or tax identification number available when you call; or

3)	by using the Internet — as prompted by the menu found at http://www.eproxy.com/trow/, follow the instructions to obtain your records and create an electronic ballot. Please have your proxy card and the last four digits of your Social Security Number or tax identification number available when you access this voting site.
Our counsel has advised us that these three voting methods are permitted under the corporate law of Maryland, the state in which we are incorporated.

The Board of Directors has selected Edward C. Bernard, James A.C. Kennedy, and Brian C. Rogers to act as proxies. When you sign and return your proxy card to Wells Fargo Bank, N.A., our transfer agent and proxy tabulator, or vote your shares using the telephone or Internet, you appoint Messrs. Bernard, Kennedy and Rogers as your representatives at the Meeting. You may also attend the Meeting and vote in person.
Regardless of the voting method you use, you may revoke your proxy and cast a new vote at the Meeting, if we are able to verify that you are a registered holder of our common stock, by filing a notice revoking the prior proxy and then voting in person. You may also change your vote before the Meeting by delivering a letter revoking the proxy to our Corporate Secretary (Barbara A. Van Horn, T. Rowe Price Group, Inc.,
100 East Pratt Street, Mail Code BA-0340, Baltimore, MD 21202) or by properly submitting another proxy bearing a later date. If you vote by telephone or access the Internet voting site, you may also revoke your proxy by re-voting using the same procedure no later than noon Central time on Tuesday, April 13, 2010. The last proxy properly submitted by you before voting is closed at the Meeting will be counted.
Shares Held in Street Name
If you have selected a broker, bank, or other intermediary to hold your shares rather than having them directly registered with our transfer agent, Wells Fargo Bank, N.A., you still will receive a full Meeting package including a proxy card to vote your shares. As a beneficial owner of our stock, you will receive instructions from your broker, bank, or other intermediary on the procedure to follow to vote your shares. Your brokerage firm also may permit you to vote your proxy by telephone or the Internet. If you do not vote your proxy, your brokerage firm has the authority under applicable stock market rules to vote those shares for or against “routine” matters at its discretion. Where a matter is not considered routine, including the election of the board of directors, shares held by your broker will not be voted absent specific instruction from you, which means your shares may go unvoted and not affect the outcome if you do not specify a vote. Please be aware that beneficial owners of shares held by brokers, banks or other intermediaries may not vote their shares in person at the Meeting unless they first obtain a written authorization to do so from their broker, bank, or other intermediary and can only change or revoke previously issued voting instructions pursuant to instructions provided by their broker, bank or other intermediary. We urge you to vote by following the instructions of your broker, bank, or other intermediary.
PROPOSAL 1
ELECTION OF DIRECTORS
In this proxy statement, nine director nominees, all of whom are incumbents, are presented pursuant to the recommendation of the Nominating and Corporate Governance Committee. All have been nominated by the Board of Directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualify.
Recommendation of the Board of Directors; Vote Required
We recommend that you vote FOR all the nominees under Proposal 1. All properly executed proxies received in time to be tabulated for the Meeting will be voted FOR the election of the nominees named below unless otherwise specified. If any nominee becomes unable or unwilling to serve between now and the Meeting, proxies will be voted FOR the election of a replacement recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors.
Majority Voting
We have adopted a majority voting standard for the election of our directors. Under our current By-Laws, in an uncontested election a nominee will not be elected unless he or she receives more “for” votes than “against” votes. Under Maryland law, any incumbent director not so elected would continue in office as a “holdover” director until removed or replaced. As a result, the By-Laws also provide that any director who fails to obtain the required vote in an uncontested election must submit his or her resignation to the Board. The Board must decide whether to accept or decline the resignation, or decline the resignation with conditions, taking into consideration the Nominating and Corporate Governance Committee’s recommendation after consideration of all factors deemed relevant, within 90 days after the vote has been certified. Plurality voting will still apply to contested elections.
Non-employee Director Independence Determinations
The Board of Directors has considered the independence of members not employed by T. Rowe Price and has concluded that Messrs. Brady, Broaddus, Hebb, and Taylor, Dr. Sommer, and Ms. Whittemore qualify as independent directors within the meaning of the applicable rules of The NASDAQ Stock Market LLC (NASDAQ). To our knowledge, there are no family relationships among our directors or executive officers. A brother-in-law of Mr. Hebb has been a non-executive employee of Price Associates since 1989. The Board considered this relationship in assessing Mr. Hebb’s independence. In addition, in making its determination of independence the Board applied guidelines which it has adopted concluding that the following relationships should not be considered material relationships that would impair a director’s independence:
•	relationships where a director or an immediate family member of a director purchases or acquires investment services, investment securities, or similar products and services from the company or one of its sponsored mutual funds so long as the relationship is on terms consistent with those generally available to other persons doing business with the company; and

•	relationships where a corporation, partnership or other entity with respect to which a director or an immediate family member of a director is an officer, director, employee, partner or member purchases services from the company, including investment management or defined contribution retirement plan services, on terms consistent with those generally available to other entities doing business with the company.
The Nominees
The Board has determined that all of our current directors are qualified to serve as directors of the company. In addition to the specific business experience listed below, each of our directors has the tangible and intangible skills and attributes which we believe are required to be an effective director of Price Group, including experience at senior levels in areas of expertise helpful to the company, a willingness and commitment to assume the responsibilities required of a director of the company, and the character and integrity we expect of our directors. Nominees who are employees of Price Group also may serve as directors or officers of Price Associates or T. Rowe Price International, each of which is an investment adviser to certain of the Price funds.
The Board of Directors recommends that you vote FOR all of the following nominees:
Edward C. Bernard, age 54, has been a director of Price Group since 1999, the vice chairman since 2007, a vice president since 1989, and an employee since 1988. He has overseen the firm’s distribution, client service, technology, and communications activities since 2006. Mr. Bernard is chairman of the board of all of the 59 Price funds on which he serves as a director or trustee. Mr. Bernard has over 21 years of experience in the investment management industry, all of which have been with T. Rowe Price. In addition to his responsibilities at T. Rowe Price, Mr. Bernard serves as chairman of the Board of Governors of the Investment Company Institute, the national trade association for the mutual fund industry.
Mr. Bernard received his B.A. from Brown University and an M.B.A. from New York University.
We believe that Mr. Bernard’s qualifications to serve on our Board of Directors include his over 21 years of experience with T. Rowe Price, his position as one of the three senior members of our management team and his direct responsibility for our distribution, client service, technology and mutual fund activities.
James T. Brady, age 69, has been an independent director of Price Group since 2003, and is the Chairman of the Audit Committee and a member of the Executive Compensation Committee. He has been the Mid-Atlantic Managing Director of Ballantrae International, Ltd., a management consulting firm, since 1999. From May 1995 through April 1998, Mr. Brady served as the Secretary of Maryland’s Department of Business and Economic Development. Prior to his service as Secretary, Mr. Brady was employed by Arthur Andersen LLP, an international accounting and consulting firm, for 33 years, the last 17 as Managing Partner of the Long Island and Baltimore offices.
Mr. Brady is a director and Chairman of the Audit Committees of NexCen Brands, Inc., an owner, manager and developer of intellectual property; Constellation Energy Group, a diversified energy company; and McCormick & Company, Inc., a manufacturer, marketer, and distributor of spices and seasonings.
Mr. Brady graduated from Iona College with a Bachelor of Business Administration degree and holds honorary doctorate degrees from Iona College, Stevenson University and Loyola University Maryland.
We believe that Mr. Brady’s qualifications to serve on our Board of Directors include his substantial experience in accounting and financial matters, including his significant experience as a certified public accountant, his prior role as Secretary of the Maryland Department of Business and Economic Development and his position as chair of the audit committee of other public companies.
J. Alfred Broaddus, Jr., age 70, has been an independent director of Price Group since 2004, and is a member of the Executive Compensation Committee and the Audit Committee. Mr. Broaddus retired from the Federal Reserve Bank of Richmond in 2004, where he had served as president from 1993 to 2004. In this role he served as a member of the Federal Open Market Committee of the Federal Reserve System. Prior to his term as president, he held a variety of positions in his 34-year career with the Federal Reserve Bank of Richmond, including director of research.
Mr. Broaddus is a director of Albemarle Corporation, a manufacturer of specialty chemicals; Markel Corporation, a specialty insurer; and Owens & Minor, Inc., a distributor of medical and surgical supplies.
Mr. Broaddus received his B.A. degree in political science from Washington and Lee University and M.A. and Ph.D. degrees in economics from Indiana University. He also earned a graduate degree from the Center for Advanced European Studies at the University of Strasbourg, France, while on a Fulbright Fellowship. He received honorary doctor of laws degrees from Washington and Lee and Hampden-Sydney College, and a Distinguished Alumnus Award from Indiana University.
We believe that Mr. Broaddus’ qualifications to serve on our Board of Directors include his significant experience as an employee and, for more than ten years, President of the Federal Reserve Bank of Richmond, his substantial experience in economic policy, banking and financial matters and his position as a director of other public companies.
Donald B. Hebb, Jr., age 67, has been an independent director of Price Group since 1999, is chairman of the Executive Compensation Committee, and serves on the Executive Committee and the Nominating and Corporate Governance Committee. He has served as the Lead Director of the Board since April 2008. Mr. Hebb is the chairman and founding partner of ABS Capital Partners, a private equity firm where he has been associated since 1990. Prior to ABS Capital Partners, Mr. Hebb was employed by Alex Brown & Sons Incorporated, where he served as president and chief executive officer from 1986 to 1991. Before becoming president, Mr. Hebb held a variety of positions in his 20 years with Alex Brown, including head of Corporate Finance.
Mr. Hebb holds a B.A. from Kenyon College, a J.D. from Harvard Law School, and an M.B.A. from Harvard Business School.
We believe that Mr. Hebb’s qualifications to serve on our Board of Directors include his substantial experience in the investment banking and private equity industries, including his positions as president and chief executive officer and head of Corporate Finance at Alex Brown & Sons and his positions as chairman and founding partner of ABS Capital Partners.
James A.C. Kennedy, age 56, has been a director of Price Group since 1996, the chief executive officer and president since 2007, the director of the equity division of Price Associates from 1997 through 2006, the director of equity research from 1987 through 1999, a vice president since 1981, and an employee since 1978. He is the chairman of the Executive Committee, the Management Committee and the

Management Compensation Committee. Mr. Kennedy served as a director or trustee of 23 of the Price funds until April 2006. Mr. Kennedy has 32 years of investment experience, 31 of which have been at T. Rowe Price. Prior to joining the firm in 1978, Mr. Kennedy was employed by General Electric and participated in its financial management training program.
Mr. Kennedy earned an A.B. from Princeton University and an M.B.A. from Stanford University, Graduate School of Business. He also earned the Chartered Financial Analyst designation.
We believe that Mr. Kennedy’s qualifications to serve on our Board of Directors include his position as one of the three senior members of our management team, his more than 30 years of experience in the investment management business at T. Rowe Price and his position as our chief executive officer and president.
Brian C. Rogers, age 54, has been a director of Price Group since 1997, the chairman of the board since 2007, the chief investment officer since 2004, a vice president since 1985, and an employee since 1982. He is a member of the Executive Committee, a director or trustee of 27 Price funds, and the president of three of the Price funds. His other responsibilities include serving on the Equity, Fixed Income, and International Steering Committees as well as the Asset Allocation, Proxy, and Finance Committees. Prior to joining the firm in 1982, Mr. Rogers was employed by Bankers Trust Company.
Mr. Rogers earned an A.B. from Harvard University and an M.B.A. from Harvard Business School. Mr. Rogers earned his Chartered Financial Analyst and Certified Insurance Counselor designations in 1985.
We believe that Mr. Rogers’ qualifications to serve on our Board of Directors include his position as one of the three senior members of our management team, his more than 27 years of experience as an investment professional at T. Rowe Price, including his role as our Chief Investment Officer, his position for 24 years as the portfolio manager for one of our largest funds, the Equity Income Fund, and his position as Chairman of the Board since 2007.
Dr. Alfred Sommer, age 67, has been an independent director of Price Group since 2003 and serves on the Executive Compensation and Nominating and Corporate Governance Committees. Dr. Sommer had designed and led major research programs around the world, and in 1980 returned to the Johns Hopkins University where he founded the Dana Center for Preventive Ophthalmology. From 1990 to 2005, Dr. Sommer served as the Dean of the Johns Hopkins Bloomberg School of Public Health. He remains Professor of International Health and Epidemiology, and Dean Emeritus of the School of Public Health, and Professor of Ophthalmology in the School of Medicine. He served for a decade on the Executive Committee of the Board of the Academy for Educational Development (AED), as President of the Association of Schools of Public Health, as Chair of the Audit Committee, and, since 2007, Chair of the Board of the Lasker Foundation. Dr. Sommer was chair of the Micronutrient Forum for nearly 20 years and is the senior medical advisor for Helen Keller International.
Dr. Sommer has been a member of the Board of Becton Dickinson & Company, a medical technology company, since 1997, where he has served on the Executive, Audit, and the Nominating and Governance Committees and Chairs the Committee on Scientific and Corporate Affairs.
Dr. Sommer is a graduate of Union College, received his Medical degree from Harvard Medical School, and his degree in Epidemiology from Johns Hopkins University. He is an elected member of both the National Academy of Sciences and the Institute of Medicine.
We believe that Dr. Sommer’s qualifications to serve on our Board of Directors include his substantial experience in the public health field, including his position for 15 years as the Dean of the Johns Hopkins Bloomberg School of Public Health, his positions as a director or officer of other public health organizations, and his position as a member of the board of directors of other for-profit health companies.
Dwight S. Taylor, age 65, has been an independent director of Price Group since 2004, and is a member of the Audit and the Executive Compensation Committees. Now retired, he was President of COPT Development & Construction Services, a commercial real estate developer, which is a division of Corporate Office Properties Trust, from 1999-2009. He served on the National Board of the National Association of Industrial & Office Properties (NAIOP) until 2009, is the past President of its Maryland chapter, and also serves as a Trustee of the NAIOP Research Foundation. Mr. Taylor is a founding member of Associated Black Charities of Maryland and currently serves on the Board of Trustees of the Baltimore Polytechnic Institute Foundation, Capitol College, and the YMCA of Central Maryland. He also is a member of the Health Advisory Board of the Johns Hopkins Bloomberg School of Public Health.
Mr. Taylor has been a director of MICROS Systems, Inc., a provider of information technology for the hospitality and retail industry, since 1997, where he has served on the Compensation and Nominating Committees, and previously served on the Audit Committee.
Mr. Taylor graduated from Lincoln University with a Bachelors of Arts degree in Economics.
We believe that Mr. Taylor’s qualifications to sit on our Board of Directors include his substantial experience in the real estate industry, including his prior position as a senior officer of Corporate Office Properties Trust and his membership as a director or officer of other real estate-related organizations.
Anne Marie Whittemore, age 63, has been an independent director of Price Group since 1995, is the chairperson of the Nominating and Corporate Governance Committee, and serves on the Executive Compensation Committee. Ms. Whittemore is a partner in the law firm of McGuireWoods LLP, and is a director and chair of the Compensation and Benefits Committee of Owens & Minor, Inc., a distributor of medical and surgical supplies, and a director and chair of the Executive Compensation Committee of Albemarle Corporation, a manufacturer of specialty chemicals. Ms. Whittemore served on the board of the Federal Reserve Bank of Richmond from 1989 to 1993 and as chair of the board from 1991 to 1993. She has served previously on other public company boards where she also served on Audit and Finance Committees.
Ms. Whittemore received a B.A. degree in Political Science from Vassar College and a J.D. degree from Yale Law School. She received honorary doctor of law degrees from the University of Richmond and from The Citadel.
We believe that Ms. Whittemore’s qualifications to serve on our Board of Directors include her significant experience as a lawyer and partner in a major law firm, her general experience with corporate governance, finance and other related matters and her position as a director of other public companies.
The Board of Directors and Committees
During 2009, the Board of Directors held eight meetings and approved one matter via unanimous consent. Each director attended at least 75% of the combined total number of meetings of the Board and Board committees of which he or she was a member. Consistent with the company’s Corporate Governance Guidelines, the independent directors met in executive session at six of the Board meetings in 2009. Our Corporate Governance Guidelines provide that all directors are expected to attend each annual meeting of stockholders. All nominees for director submitted to the stockholders for approval at last year’s annual meeting on April 8, 2009, attended that meeting, and we anticipate that all nominees will attend the 2010 Meeting.
Corporate Governance
Our Board of Directors has an Audit Committee, an Executive Committee, an Executive Compensation Committee, and a Nominating and Corporate Governance Committee. The Board has adopted a written charter for each of the Audit Committee, the Executive Compensation Committee, and the Nominating and Corporate Governance Committee. Current copies of each charter, our Corporate Governance Guidelines, and our Code of Ethics for Principal Executive and Senior Financial Officers are available at our Web site, troweprice.com, by selecting “TROW Investor Relations” and then “Corporate Governance.”
Codes of Ethics
Pursuant to rules promulgated under the Sarbanes-Oxley Act, the Board has adopted a Code of Ethics for Principal Executive and Senior Financial Officers. This Code is intended to deter wrongdoing and promote honest and ethical conduct, full, timely and accurate reporting, compliance with laws, and accountability for adherence to the Code, including internal reporting of Code violations. A copy of the Code of Ethics for Principal Executive and Senior Financial Officers is filed with the Securities and Exchange Commission as Exhibit 14 to our 2007 Annual Report on Form 10-K.
We also have a Code of Ethics and Conduct that is applicable to all employees and directors of the company. It is the company’s policy for all employees to participate annually in continuing education and training relating to the Code of Ethics and Conduct.
Executive Committee
During 2009, Messrs. Kennedy, Rogers and Hebb served on the Executive Committee. The Executive Committee functions between meetings of the Board of Directors and possesses the authority to exercise all the powers of the Board except as limited by Maryland law. If the committee acts on matters requiring formal Board action, those acts are reported to the Board of Directors at its next meeting for ratification. The committee did not take any action during 2009.
Audit Committee
Messrs. Brady, Broaddus, and Taylor serve on the Audit Committee, which met five times during 2009. The Board of Directors has determined that each of Messrs. Brady, Broaddus, and Taylor meet the independence and financial literacy criteria of NASDAQ and the Securities and Exchange Commission. The Board also has concluded that Mr. Brady, who also is the chairman of the audit committees of each of the three other public companies for which he serves as a director and was an audit partner of Arthur Andersen LLP for 20 years until he left the firm in 1995, meets the criteria for an audit committee financial expert as established by the Securities and Exchange Commission.
Committees Primary Responsibilities
The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of our financial statements and other financial information provided by us to our stockholders, (2) the retention of our independent registered public accounting firm, including oversight of the terms of its engagement and its performance, qualifications and independence, and (3) the performance of our internal audit function, internal controls and disclosure controls. The Audit Committee also provides an avenue for communication among our internal auditors, financial management, independent registered public accounting firm, and the Board, and is responsible for procedures involving the receipt, retention and treatment of complaints or concerns regarding accounting, internal accounting controls and auditing matters, including confidential, anonymous employee submissions. The independent registered public accounting firm reports directly to the Audit Committee and is ultimately accountable to this committee and the Board for the audit of our consolidated financial statements.
Related Person Transaction Oversight
The Audit Committee is responsible under its charter for reviewing related person transactions and any change in, or waiver to, our Code of Ethics for our Principal Executive and Senior Financial Officers. Our Board has adopted a written Policy for the Review and Approval of Transactions with Related Persons. Any transaction that would require disclosure under Item 404(a) of Regulation S-K will not be initiated or materially modified until our Audit Committee has approved such transaction or modification, and will not continue past its next contractual termination date unless it is annually re-approved by our Audit Committee. During its deliberations, the Audit Committee must consider all relevant details regarding the transaction including, but not limited to, any role of our employees in arranging the transaction, the potential benefits to our company, and whether the proposed transaction is competitively bid or otherwise is on terms comparable to those available to an unrelated third party or our employees generally. The Audit Committee approves only those transactions which it determines in good faith to be on terms that are fair to us and comparable to those that could be obtained in an arms-length negotiation with an unrelated third party.

Risk Oversight Management
The Audit Committee has primary responsibility for oversight and evaluation of our policies with respect to significant risks and exposures faced by the company and the steps taken to assess, monitor and manage those risks. During 2008 and 2009, the company completed a thorough evaluation of the risks within our business and established an internal Risk Management Oversight Committee, comprised of senior members of management, including the Investment Risk and Business Risk Managers. The Risk Management Oversight Committee directs the development and maintenance of comprehensive risk management policies and procedures for the company, and monitors on a regular basis the significant risks inherent to our business, including aggregate investment risks, reputational risk, business continuity risk and operational risk. Internal audit also is significantly involved in risk management and designs its internal audit programs to take account of and work in conjunction with the financial, technology and other risks identified by the Risk Management Oversight Committee and otherwise present in our business. Internal audit, members of the Risk Management Oversight Committee and officers responsible for financial reporting, legal compliance and regulatory risk periodically report to the Audit Committee. Based on these reports, the Audit Committee reports and makes recommendations as necessary to the full Board with respect to managing our overall risk.
The report of the Audit Committee appears on page 31.
Executive Compensation Committee
Messrs. Hebb, Brady, Broaddus, and Taylor, Dr. Sommer, and Ms. Whittemore serve on the Executive Compensation Committee, which met five times during 2009. The Board of Directors has determined that each of these members meets the independence criteria of NASDAQ. The report of the Executive Compensation Committee appears on page 30.
Committee Authority
The committee is responsible to the Board, and ultimately to our stockholders, for:
•	determining the compensation of the chief executive officer and other executive officers;

•	reviewing and approving general salary and compensation policies for the rest of our senior officers;

•	overseeing the administration of our Annual Incentive Compensation Pool, stock incentive plans, and employee stock purchase plan;

•	assisting management in designing compensation policies and plans; and

•	reviewing and discussing the Compensation Discussion and Analysis and other compensation disclosures with management.
Delegation Authority
The committee has delegated compensation decisions regarding non-executive officers, including the establishment of specific salary and incentive compensation levels and certain matters relating to stock-based compensation, to the Management Compensation Committee, a committee comprised of senior officers of Price Group.
Committee Procedures
Early each year, the committee meets with the Management Compensation Committee in order to discuss goals and objectives for the coming year, including goals and objectives applicable to the named executive officers listed in our Summary Compensation Table on page 25. At this meeting, the committee determines eligibility for the Annual Incentive Compensation Pool and sets forth the maximum percentage that may be paid to each participant. At its meetings in December and early the following year, the committee evaluates executive performance during the year as part of its determination of appropriate incentive compensation awards.
In February 2009, the committee reviewed its policies and procedures for the equity grant program and concluded that the retention and other objectives of the program would be better served if the company changed from a single annual equity grant to a bi-annual equity grant. The committee believes a bi-annual grant gives it more flexibility in implementing the program and further aligns the interest of officers and employees with the interest of stockholders. In addition, a bi-annual grant program spreads the points in time in which participants are exposed to the market and thereby reduces the consequences of a single point in time annual grant. The committee authorized the equity grants at its regularly scheduled committee meetings in February and September.
Role of Executive Officers
The committee solicits input from the chief executive officer and the Management Compensation Committee regarding general compensation policies including the appropriate level and mix of compensation. The committee also consults with the chief executive officer regarding the appropriate bonus and salary levels for other executive officers.
Role of Compensation Consultants
Frederic W. Cook & Co., Inc. (Cook & Co.) has been the committee’s compensation consultant for many years. Cook & Co. has no relationship with Price Group other than as the committee’s consultant. See our Compensation Discussion and Analysis on page 17 for additional details of their role.
Nominating and Corporate Governance Committee
Ms. Whittemore, Mr. Hebb, and Dr. Sommer serve on our Nominating and Corporate Governance Committee, which met on six occasions during 2009. The Board of Directors has determined that all committee members meet the independence criteria of NASDAQ. The principal purpose and goal of this committee is to maintain and cultivate the effectiveness of Price Group’s Board of Directors and oversee its governance policies. Among the committee’s responsibilities are Board and committee composition, director qualifications, orientation and education, and Board evaluations. Members identify, evaluate, and nominate Board candidates; review the compensation of independent directors; review compliance with director stock ownership guidelines; and oversee procedures regarding stockholder nominations and other communications to the Board. In addition, they are responsible for monitoring compliance with and recommending any changes to the company’s Corporate Governance Guidelines. A report on the committee’s activities appears on page 12.
Compensation of Directors
The Nominating and Corporate Governance Committee is responsible for periodically reviewing and recommending to the Board the compensation of independent directors. In conducting its review, it consults, as needed, with Cook & Co. or other consultants as well as the Executive Compensation Committee, as appropriate, to establish whether such compensation is adequate. The following table sets forth information regarding the compensation earned by, or paid to, directors who served on our Board of Directors in 2009. Directors who are also officers of Price Group do not receive separate directors’ fees and have been omitted from this table since they appear in our Summary Compensation Table.
2009 Director Compensation (1)

	Fees Earned		Stock	Option	All Other
Name	in Cash		Awards (3)(4)(5)	Awards (3)(4)(5)	Compensation (6)	Total
James T. Brady	$100,000		$106,308		$10,000	$216,308
J. Alfred Broaddus, Jr.	$95,000		$112,466		$10,000	$217,466
Donald B. Hebb, Jr.	$96,500		$106,308		$10,000	$212,808
Dr. Alfred Sommer	$91,500		$112,466		$10,000	$213,966
Dwight S. Taylor	$95,000	(2)	$112,466		$10,000	$217,466
Anne Marie Whittemore	$96,500			$113,720	$10,000	$220,220

(1)	Includes only those columns relating to compensation awarded to, earned by, or paid to non-employee directors for their services in 2009. All other columns have been omitted.

(2)	Mr. Taylor elected to have his 2009 fees deferred until 2010 pursuant to the Outside Directors Deferred Compensation Plan.

(3)	Represents the aggregate grant-date fair value of equity awards granted to each non-employee director in 2009. The grant-date fair value of stock awards was measured using the grant-date market price of a Price Group common share. The grant-date fair value of options was computed, using the Black-Scholes option-pricing model and the following weighted average assumptions:

Expected life in years	8.3
Expected volatility	33%
Dividend yield	2.2%
Risk-free interest rate	2.9%

(4)	The following represents the equity awards granted to each of the non-employee directors named above in 2009 and their corresponding grant-date fair value as determined in footnote three above. Under the 2007 Non-Employee Director Equity Plan, each director selects the type of award, among stock options, restricted stock, or stock units, that they receive semi-annually. In 2009, Messrs. Brady and Hebb each selected restricted stock while Mr. Broaddus, Dr. Sommer, and Mr. Taylor each selected stock units. The holders of stock units also received dividend equivalents in the form of additional vested stock units on each dividend payment date.

			Number of		Grant Date Fair
		Number of	Securities	Exercise Price of	Value of Stock
		Shares of Stock	Underlying	Option Awards	and Option
Director	Grant Date	or Units	Options	per Share	Awards

Messrs. Brady and Hebb	04/27/2009	1,200			$46,464
	10/28/2009	1,200			$59,844
Mr. Broaddus, Dr. Sommer,	03/30/2009	45			$1,224
and Mr. Taylor	04/27/2009	1,200			$46,464
	06/29/2009	37			$1,536
	09/28/2009	33			$1,545
	10/28/2009	1,200			$59,844
	12/29/2009	35			$1,853
Ms. Whittemore	04/27/2009		4,000	$38.72	$47,000
	10/28/2009		4,000	$49.87	$66,720

(5)	The aggregate number of equity awards outstanding as of December 31, 2009 are:

	Stock Awards or
Director	Stock Units	Option Awards	Total
James T. Brady	2,400	16,000	18,400
J. Alfred Broaddus, Jr.	7,448	36,000	43,448
Donald B. Hebb, Jr.	2,400	62,000	64,400
Dr. Alfred Sommer	7,448	46,000	53,448
Dwight S. Taylor	7,448	36,000	43,448
Anne Marie Whittemore		78,000	78,000

(6)	Personal gifts matched by our sponsored T. Rowe Price Associates Foundation, Inc. to qualified charitable organizations.
Equity-Based Compensation
Pursuant to the 2007 Non-Employee Director Equity Plan (the Plan) approved by stockholders on April 12, 2007, each non-employee director is awarded semi-annual grants of their choice of options to acquire 4,000 common shares of Price Group, 1,200 restricted shares, or 1,200 stock units. Each non-employee director must elect the type of awards to be granted under the Plan by filing an election form with the treasurer of Price Group. The election form remains in effect from year-to-year unless a new election form is filed by December 31 of the year preceding the calendar year for which the modification takes effect. These periodic grants will be made as of the close of business on the third business day following the release of Price Group’s first and third quarter earnings. Each of the award types vest, and in the case of options, become exercisable upon the earlier of the non-employee director’s death, one year after the grant date or, the day before the annual meeting held in the calendar year after the year in which the grant is made, provided the director continues to be a member of the Board on the applicable date. Options are granted at the fair market value on the dates of grant, can be exercised up to five years after the director is no longer serving on the Board, and have a maximum term of 10 years from the date of grant. Restricted shares entitle the holder to the rights of a stockholder, including voting, dividend, and distribution rights, but are nontransferable until they vest. Vested stock units will be settled in shares of our common stock or cash, in the case of fractional shares, upon a non-employee director’s separation from service. Non-employee directors holding stock units are not entitled to voting, dividend, distribution, or other rights until the corresponding shares of our common stock are issued upon settlement; however, if and when we pay a cash dividend to our common stockholders, we will issue dividend equivalents in the form of additional vested stock units. The Plan includes a provision that accelerates the vesting of all outstanding awards in connection with a change-in-control of Price Group. Upon a change-in-control, any outstanding stock units will be settled in cash or shares at the discretion of the Board of Directors.
Ownership and Retention Guidelines
Each non-employee director is required to hold shares of our common stock having a value equal to three times his or her current cash retainer by February 2012, or within five years of the director’s appointment to the Board, whichever is later. Directors currently in office thus have an ownership goal of $225,000. Directors who join the Board in the future will have an ownership goal of three times the annual cash retainer in effect on the date they join the Board. For purposes of the calculation, unvested shares of restricted stock and stock units are counted, but unexercised stock options are not. Once this ownership goal is achieved, the number of shares required to be held becomes fixed and must be maintained until the end of the director’s service on the Board. Until the ownership goal is achieved, the director is expected to retain “net gain shares” resulting from the exercise of stock options or vesting of restricted stock granted under the Plan. Net gain shares are the shares remaining after payment of the option exercise price and taxes owed with respect to the exercise or vesting event. In addition, net gain shares realized under the Plan after the ownership goal is achieved are expected to be held for two years prior to sale or other transfer, but not beyond the end of the director’s service on the Board.
Fees and Other Compensation
In addition to the equity-based awards, non-employee directors receive the following:
•	An annual retainer of $75,000;

•	A fee of $1,500 for each committee meeting attended;

•	A fee of $10,000 and $5,000, for the Chairperson of the Audit Committee and each Audit Committee member, respectively;

•	A fee of $5,000 for both the Chairperson of the Executive Compensation Committee and the Chairperson of the Nominating and Corporate Governance Committee;

•	Directors and all employees of Price Group and its related affiliates are eligible to have our sponsored T. Rowe Price Associates Foundation, Inc. match personal gifts up to an annual limit to qualified charitable organizations. For 2009, non-employee directors were eligible to have up to $10,000 matched; and

•	The reimbursement of reasonable out-of-pocket expenses incurred in connection with their travel to and from, and attendance at, each meeting of the Board of Directors and its committees and related activities, including director education courses and materials.
Pursuant to the Outside Directors Deferred Compensation Plan, non-employee directors can elect to defer payment of their director fees until the next calendar year. Any such election needs to be received prior to the beginning of the year they wish to have deferred.
Report of the Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee has general oversight responsibility for assessment and recruitment of new director candidates, as well as evaluation of director and board performance and oversight of governance matters for the company. During 2009, we reviewed possible director candidates consistent with our judgment that we should add one or more additional independent directors to our board and we expect to continue to consider possible additions to our board in 2010. We also generally monitored regulatory and other developments in the governance area with a view towards maintaining governance practices at the company generally consistent with what we consider to be best practices. Specific actions taken during 2009 are set forth below.
Corporate Governance Developments in 2009
Policy on Determining Independence
Upon our recommendation, the Board established guidelines to assist it in determining whether a director has a relationship with the company that would not impair independence. The guidelines adopted by the Board specify that the following relationships should not be considered material relationships that would impair a director’s independence:
•	relationships where a director or an immediate family member of a director purchases or acquires investment services, investment securities, or similar products and services from the company or one of its sponsored mutual funds so long as the relationship is on terms consistent with those generally available to other persons doing business with the company; and

•	relationships where a corporation, partnership or other entity with respect to which a director or an immediate family member of a director is an officer, director, employee, partner or member purchases services from the company, including investment management or 401(k) administrative services, on terms consistent with those generally available to other entities doing business with the company.
We believe that this policy sets an appropriate standard for dealing with ordinary course of business relationships that may arise from time to time.
Retirement Age for Directors
In February 2009, we recommended and the Board approved increasing the retirement age for independent directors from age 70 to age 72. We believe the increase in the retirement age better aligns the company’s policy with other S&P 500 companies, and allows us where appropriate to retain experienced directors who continue to contribute in a meaningful way to the company. Under the policy, an independent director generally will not stand for re-election at the time which is the later of when he or she has reached the age of 72 or completed five years of service with our Board.
Board Evaluations
In January 2010, we asked all Board members to reply to an anonymous evaluation questionnaire regarding the performance of the Board and its committees during 2009. We discussed the results of our evaluations at our meeting on February 18, 2010, and provided a full report to the Board. We plan to continue to conduct evaluations each year and to periodically modify our procedures to ensure we receive candid feedback and are responsive to future developments.
Board Leadership
The Lead Director role was created in 2004 and has continually developed since that time. The Lead Director chairs Board meetings at which the chairperson is not present, approves Board agendas and schedules, and oversees Board materials. The Lead Director also chairs all executive sessions of the independent directors, acts as liaison between the independent directors and management, approves Board meeting schedules and oversees the information distributed in advance of Board meetings, is available to the chief legal officer to discuss and, as necessary, respond to stockholder communications to the Board, and calls meetings of the independent directors.
We believe that the Lead Director role in conjunction with the designation of Mr. Rogers as chairman of the Board, Mr. Bernard as vice chairman of the Board, and Mr. Kennedy as chief executive officer and president, is an appropriate and effective organizational structure for Price Group. Given the nature of our company, and the importance of consensus among the senior management team to the overall direction and performance of the company, senior management of the company traditionally has been allocated among multiple individuals rather than assigning all of these functions to a single person. In this regard, we think it is important for there to be clarity regarding the shared roles and responsibilities and for senior management to have titles that reflect this approach. Accordingly, Mr. Rogers, who is the chairman and presides at all director and stockholder meetings and is authorized to call and set the agenda for those meetings, is also the company’s chief investment officer and a senior portfolio manager. Mr. Bernard, the vice chairman, has primary responsibility for distribution, client service, technology and communication activities, as well as the company’s relationship with its sponsored mutual fund boards. Mr. Kennedy, as chief executive officer and president, has overall responsibility for management and direction of the company and works closely with Messrs. Rogers and Bernard with respect to their various areas of responsibility. Each of these individuals also serves on the Board, which we believe provides our independent directors with increased exposure to senior management, as well as greater insight into the important activities of the company.
The company has a strong, independent Board with two-thirds of the Board independent under NASDAQ standards. Every member of the Board is a valued contributor and the fact that the chairman and vice chairman are also company employees does not diminish the influence of the six independent directors. In addition, this committee, the Audit Committee, and the Executive Compensation Committee are all comprised entirely of independent directors, and the Lead Director has significant and meaningful responsibilities designed to foster critical oversight and good governance practices. We believe that this structure serves well the interests of the company and its stockholders.
Director Orientation and Continuing Education and Development
When a new independent director joins the Board, we provide an informal orientation program for the purpose of providing the new director with an understanding of the operations and the financial condition of the company. In addition, each director is expected to maintain the necessary level of expertise to perform his or her responsibilities as a director. To assist the directors in maintaining such level of expertise, the company may, from time to time, offer continuing education programs in addition to briefings during board meetings relating to the competitive and industry environment and the company’s goals and strategies.
Each director also is encouraged to participate at least once every three years in continuing education programs for public-company directors sponsored by nationally recognized educational organizations not affiliated with the company. The cost of all such continuing education is paid for by the company. In 2009, the majority of our directors attended such programs.
Director Qualifications and the Nominations Process
We believe that the nominees presented in this proxy statement constitute a Board with an appropriate level and diversity of experience, education, skills, and independence. We routinely consider whether additional independent directors should be added to the Board and may add new members in the future. As noted earlier in our report, we reviewed in 2009, possible director candidates consistent with our judgment that we should add one or more additional independent directors to our board.
This committee supervises the nomination process for directors. We consider the performance, independence, diversity, and other characteristics of our incumbent directors, including their willingness to serve for an additional term, and any change in their employment or other circumstances in considering their re-nomination each year. In considering diversity, we consider diversity of background and experience as well as ethnic and other forms of diversity. We do not, however, have any formal policy regarding diversity in identifying nominees for a directorship, but rather, consider it among the various factors relevant to any particular nominee. In the event that a vacancy exists or we decide to increase the size of the Board, we identify, interview and examine, and make recommendations to the Board regarding appropriate candidates.
We identify potential candidates principally through suggestions from the company’s directors and senior management. The chief executive officer and Board members may also seek candidates through informal discussions with third parties. We also consider candidates recommended or suggested by stockholders as described below.

In evaluating potential candidates, we consider independence from management, experience, expertise, commitment, diversity, age, number of other public board and related committee seats held, and potential conflicts of interest, among other factors, as well as take into account the composition of the Board at the time of the assessment. All candidates for nomination must:
•	demonstrate unimpeachable character and integrity;

•	have sufficient time to carry out their duties;

•	have experience at senior levels in areas of expertise helpful to the company and consistent with the objective of having a diverse and well-rounded Board; and

•	have the willingness and commitment to assume the responsibilities required of a director of the company.
In addition, candidates expected to serve on the Audit Committee must meet independence and financial literacy qualifications imposed by NASDAQ and by the Securities and Exchange Commission and other applicable law. Candidates expected to serve on this committee or the Executive Compensation Committee must meet independence qualifications set out by NASDAQ, and members of the Executive Compensation Committee may also be required to meet additional independence tests. Our evaluations of potential directors include, among other things, an assessment of a candidate’s background and credentials, personal interviews, and discussions with appropriate references. Once we have selected a candidate, we present him or her to the full Board for election if a vacancy occurs or is created by an increase in the size of the Board during the course of the year, or for nomination if the director is to be first elected by stockholders. All directors serve for one-year terms and must stand for re-election annually.
Policy with Respect to the Consideration of Director Candidates Recommended or Nominated by Stockholders
Recommendations
A stockholder who wishes to recommend a candidate for the Board should send a letter to the chairperson of this committee at the company’s principal executive offices providing (a) information relevant to the candidate’s satisfaction of the criteria described above under “Director Qualifications and the Nominations Process” and (b) information that would be required for a director nomination under Section 1.11 of the company’s Amended and Restated By-Laws. The committee will consider and evaluate candidates recommended by stockholders in the same manner it considers candidates from other sources. Acceptance of a recommendation does not imply that the committee will ultimately nominate the recommended candidate.
Nominations
Section 1.11 of Price Group’s Amended and Restated By-Laws sets out the procedures a stockholder must follow in order to nominate a candidate for Board membership. For these requirements, please refer to the Amended and Restated By-Laws as of February 12, 2009, filed with the Securities and Exchange Commission on February 17, 2009, as Exhibit 3(ii) to a Current Report on Form 8-K.

Anne Marie Whittemore, Chairperson Donald B. Hebb, Jr. Dr. Alfred Sommer

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Stock Ownership of 5% Beneficial Owners
We have no knowledge at this time of any individual or entity owning, beneficially or otherwise, 5% or more of the outstanding common stock of Price Group.

Stock Ownership of Management
The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, February 12, 2010, by (i) each director and each nominee for director, (ii) each person named in the Summary Compensation Table on page 25, and (iii) all directors and executive officers as a group. Share amounts and percentages shown for each individual or group in the table assume the exercise of all options exercisable by such individual or group within 60 days of the record date. Except as otherwise noted, all shares are owned individually with sole voting and dispositive power.

Amount of Beneficial
Name of Beneficial Owner	Ownership	Percent of Class(1)
Edward C. Bernard	3,364,230 (2)	1.30%
James T. Brady	29,200 (3)	*
J. Alfred Broaddus, Jr.	36,248 (4)	*
Donald B. Hebb, Jr.	79,000 (5)	*
James A.C. Kennedy	3,288,945 (6)	1.27%
Kenneth V. Moreland	179,102 (7)	*
Brian C. Rogers	2,832,634 (8)	1.09%
Dr. Alfred Sommer	46,000 (9)	*
William J. Stromberg	1,290,795 (10)	*
Dwight S. Taylor	37,200 (11)	*
Anne Marie Whittemore	78,722 (12)	*

Directors & All Executive Officers as a Group (15 persons)	13,210,455 (13)	5.04%

(1)	Beneficial Ownership of less than one percent is represented by an asterisk (*).

(2)	Includes 665,742 shares that may be acquired by Mr. Bernard within 60 days upon the exercise of stock options and 316,663 shares held by trusts controlled by Mr. Bernard. Also includes 48,000 shares held by members of Mr. Bernard’s family in which he disclaims beneficial ownership and 1,886,140 shares held by trusts for which he is a trustee in which he disclaims beneficial ownership and as to which neither Mr. Bernard nor any member of his family has any economic interest.

(3)	Includes 2,400 unvested restricted stock awards and 16,000 shares that may be acquired by Mr. Brady within 60 days upon the exercise of stock options.

(4)	Includes 36,000 shares that may be acquired by Mr. Broaddus within 60 days upon the exercise of stock options.

(5)	Includes 2,400 unvested restricted stock awards and 62,000 shares that may be acquired by Mr. Hebb within 60 days upon the exercise of stock options.

(6)	Includes 1,298,297 shares held in trust or by a limited liability company controlled by Mr. Kennedy. Also includes 192,200 shares that may be acquired by Mr. Kennedy and 560,200 shares that may be acquired by a limited liability company controlled by Mr. Kennedy within 60 days upon the exercise of stock options.

(7)	Includes 154,508 shares that may be acquired by Mr. Moreland within 60 days upon the exercise of stock options.

(8)	Includes 490,459 shares that may be acquired by Mr. Rogers within 60 days upon the exercise of stock options.

(9)	Represents shares that may be acquired by Dr. Sommer within 60 days upon the exercise of stock options.

(10)	Includes 445,676 shares that may be acquired by Mr. Stromberg within 60 days upon the exercise of stock options.

(11)	Includes 36,000 shares that may be acquired by Mr. Taylor within 60 days upon the exercise of stock options.

(12)	Includes 72,000 shares that may be acquired by Ms. Whittemore within 60 days upon the exercise of stock options.

(13)	Includes 3,495,370 shares that may be acquired by all directors and executive officers as a group within 60 days upon the exercise of stock options. These shares also include 150,112 shares that are held in an account pledged as collateral for an executive officer’s credit facility for which there was an outstanding loan balance of $109,105.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
We believe that in 2009 our directors and officers timely complied with the requirements of Section 16(a) of the Securities Exchange Act to report ownership, and transactions which change ownership, of our common stock, with one exception. On January 5, 2010, a Form 4 was filed by Kenneth V. Moreland, a named executive officer, to report the acquisition of 2,212 options on December 23, 2009.
COMPENSATION OF NAMED EXECUTIVE OFFICERS
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis provides information about the fiscal year 2009 compensation program for our named executive officers (NEOs). This section explains how the Executive Compensation Committee made its compensation decisions for our NEOs for 2009. The discussion below also addresses the principal elements of our approach to compensation. Please also consult the compensation tables beginning on page 25 for more detailed information.
Overview
Our NEO compensation programs are designed to satisfy two core objectives:
•	attracting and retaining talented and highly skilled management professionals with deep experience in investments and client service; and

•	maintaining a close community of interests between them and our stockholders by linking their total compensation to our corporate performance.
We strive to maintain the highest levels of performance within the investment management and financial services industries. Success in these sectors requires the leadership of experienced managers with extensive and specialized training and expertise, particularly in times of challenging market conditions of the type recently experienced. The pool of high-quality candidates is smaller than the leadership needs for us and our competitors, resulting in significant competition for available talent. This environment places an emphasis on retaining not only our current executive leadership, but also those employees with future leadership potential to allow us to develop our next generation leaders from within the company’s ranks. We consider each of our NEOs to be an invaluable resource, and over many years with us they have developed as a cohesive and complementary management team. We believe it is imperative that our NEO compensation packages remain responsive to the current environment and attractive and competitive in comparison to peer companies.
We strongly believe that NEO compensation should be straight-forward, goal oriented, transparent and consistent with the interests of our stockholders. Accordingly, we believe it should be linked directly to our overall corporate performance and positioning, as well as our success in achieving our long-term strategic goals. Our NEO compensation is primarily based on incentive compensation, with the intention that base salaries constitute a competitive base level of compensation that is a relatively small portion of overall compensation. Our compensation programs recognize both short-term and long-term success but our focus in administering our NEO compensation programs is on rewarding the intermediate and long-term performance of our NEOs, as measured by the financial performance and financial stability of Price Group, the relative investment performance of our investment funds and portfolios, and the performance of our NEOs against goals and objectives. Our compensation programs are designed to reward for intangible, as well as tangible, contributions to our success, including corporate integrity, service quality, customer loyalty, risk management, corporate reputation, and the quality of our team of professionals and the collaboration within that team. In addition, our equity incentive plans are designed to tie a portion of the incentive compensation received by our executive officers directly to the long-term performance of our stock price.

Our compensation programs consist primarily of three elements: base salary, annual cash incentive compensation and equity awards. Our senior executives do not have employment agreements or severance or change-of-control agreements. In addition, while our executives participate in a defined contribution retirement plan, we do not have any supplemental retirement benefits and generally do not provide perquisites to our executive officers. Accordingly, we believe that our cash incentive and equity compensation programs are critical to maintaining the competitiveness of our compensation arrangements, particularly given the absence of supplemental benefits and plans.
In determining the structure of our executive compensation program and the appropriate levels of incentive opportunities, the Executive Compensation Committee considers whether the program rewards reasonable risk-taking and whether the incentive opportunities achieve the proper balance between the need to reward employees and the need to protect stockholder returns. While the design of our executive compensation program is primarily performance-based, we do not believe that it encourages excessive risk-taking. Indeed, the Executive Compensation Committee believes an approach of ongoing and active discussion with management regarding progress on short- and long-term goals enables informed decisions while avoiding the risks sometimes associated with managing short-term results to achieve pre-determined formulaic outcomes. We believe that our compensation program provides officers with appropriate incentives to create long-term value for stockholders while taking thoughtful and prudent risks to grow the value of the company. In addition, the firm has in place a robust risk management program designed to identify, evaluate and control risks. Through this program, we take a company-wide view of risks and have a network of systems and oversight to insure that risks are not viewed in isolation and are appropriately controlled and reported, including a system of reporting to the Audit Committee and the full Board of Directors. We believe that our compensation programs work within this system.
Role of Independent Compensation Consultant
Our Executive Compensation Committee is responsible for determining the compensation of our NEOs. Frederic W. Cook & Co., Inc.
(Cook & Co.) has served as the committee’s compensation consultant for many years. Cook & Co. periodically provides the Executive Compensation Committee with information about the competitive market for senior management in the investment management and financial services industries and compensation trends in those industries and generally. At the June 2009 meeting of the Executive Compensation Committee, Cook & Co. provided information regarding executive compensation trends and practices in light of the current market environment at corporations similar to Price Group in size and industry focus. Input on competitive conditions was provided as we completed our compensation deliberations at our December 2009 meeting. In addition, Cook & Co. assisted the committee during 2009 and early 2010 with its consideration of an incentive compensation recoupment policy which we expect to implement in 2010. Cook & Co. has not provided any services to the company other than the services it provides to the Executive Compensation Committee in its role as independent consultant. We, from time to time, review our relationships with Cook & Co. and reaffirm their appointment as our independent consultant.
Many of our key competitors are not publicly traded or are subsidiaries of larger companies. These competitors generally do not make public the compensation data of their top executive officers. The Executive Compensation Committee receives input from the chief executive officer and other senior executive officers of the company regarding competitive compensation data, including access to information provided by McLagan Partners to the Management Compensation Committee, a committee made up of senior management of the company, to assist that Committee in formulating compensation programs and levels for our senior officers who are not NEOs. McLagan Partners has an extensive database on compensation for most investment management companies, including private companies for which information is not otherwise generally available. McLagan summarizes data by investment position across multiple companies without specifically identifying information for a particular company. The Management Compensation Committee uses the summary information from McLagan for a reasonable estimation of compensation levels in the industry for persons with specific roles relevant to our business (e.g., portfolio manager, analyst, client service manager, etc.). Relevant portions of this information are shared with the Executive Compensation Committee. McLagan Partners also made a specific presentation to the Executive Compensation Committee in June 2009 about compensation trends in the financial services industry and updated information provided by McLagan Partners was shared with the Executive Compensation Committee at its September and October meetings. McLagan Partners is retained by the Management Compensation Committee, not by the Executive Compensation Committee, and does not act as a compensation consultant to the Executive Compensation Committee.
You can find more information regarding our Executive Compensation Committee and how it operates on page 9.
Base Salary
We pay base salaries to our NEOs at amounts that historically have constituted less than 30% of total compensation for most of our NEOs, so that the substantial majority of NEO compensation is dependent on incentive awards. Each of our NEOs was paid a base salary of $350,000 for 2009, and will be paid the same base salary for 2010. This level of base salary is consistent with the base salary paid to most of our senior personnel and was last changed in 2005.
Incentive Compensation
We have an annual incentive compensation program that results in cash incentive bonus payments to our NEOs after review and finalization by the Executive Compensation Committee based on both current and long-term performance. We also have a stock incentive program that is designed to provide equity compensation primarily linked to longer-term performance.
Cash Incentive Compensation
We have an annual bonus pool which is administered by our Management Compensation Committee and used to provide cash incentive compensation to our employees generally. All employees are eligible to participate in this bonus pool and over 4,600 employees participated for 2009. The Executive Compensation Committee is involved in determining the total amount allocated to this bonus pool, which typically is considered in multiple conversations throughout the year between the Executive Compensation Committee and members of the Management Compensation Committee. The size of the overall pool is determined based on the company’s success over time financially, reputationally and operationally, with a focus on valuing performance that serves the needs of our clients and the best interests of our stockholders. Multiple years typically are considered to determine relevant performance and success and the size of the bonus pool, which we think reduces in some respects the year-to-year volatility of the aggregate pool. The size of the pool will vary, however, based upon financial results and other factors considered by the Management Compensation Committee and the Executive Compensation Committee. Given the market environment of the last two years, the pool was reduced significantly between 2007 and 2009. We believe consideration of multiple years in determining the size of the pool and efforts to reduce significant year-to-year volatility of the pool helps keep our employees focused on the long-term performance for our clients and stockholders and not focused solely on performance in any given year.
Within our overall cash bonus program we have an Annual Incentive Compensation Pool that sets maximum bonus amounts for the NEOs and other senior officers, based entirely on the financial performance of the company. This pool is administered solely by the Executive Compensation Committee, but amounts awarded under the Annual Incentive Compensation Pool are considered to be a part of the overall annual bonus pool allocated for all employees of the company. The Annual Incentive Compensation Pool was approved by Price Group’s stockholders at the 2003 annual meeting. The Annual Incentive Compensation Pool is designed to determine the maximum bonus for an NEO based on our performance and to permit bonuses paid to our NEOs to qualify for a federal income tax deduction under Section 162(m) of the Internal Revenue Code. It provides for a bonus pool based on “adjusted earnings,” which is defined as income before income taxes as reflected in our audited consolidated statements of income, adjusted to exclude certain extraordinary, unusual, or nonrecurring items, any charge relating to goodwill, and the effect of changes in accounting policy. The maximum bonus pool under the Annual Incentive Compensation Pool is an amount equal to 6% of the first $50 million of “adjusted earnings,” plus 8% of the amount by which “adjusted earnings” exceed $50 million. The Annual Incentive Compensation Pools for 2008 and 2009 were $66.1 million and $54.1 million, respectively.
Early in 2009, the Executive Compensation Committee approved the participation of Messrs. Kennedy, Rogers and Bernard each at a level of up to 18% of the Annual Incentive Compensation Pool, Mr. Stromberg at a level of up to 14% of the pool, and Mr. Moreland at a level of up to 7% of the pool. Other senior officers of the company participate in the remainder of the pool. The percentages set a maximum amount that could be awarded under the terms of the Annual Incentive Compensation Pool to each NEO, and reflect an expectation of possible relative participation in that pool by the NEOs based largely on their respective roles. In setting the percentages, the Executive Compensation Committee considered it likely that it would exercise discretion consistent with past practice to pay significantly less than the maximum amount to the NEOs. Among other things, doing so allows the company to spread more of the total available bonus monies to a broader group of contributors within Price Group.
Goals, Objectives and Performance Evaluation
At the beginning of each year, the Executive Compensation Committee identifies goals and objectives for the NEOs and other senior management for the upcoming year. Some of the objectives are relatively consistent from year-to-year, while others will vary depending upon the initiatives that will be undertaken in that year. Accordingly, some of the goals are longer term in nature while others are specifically focused on annual or other short-term objectives. All are designed to be consistent with an overall strategy to manage Price Group toward attainment of certain long-term objectives and to promote a team-oriented structure that operates in the best interests of clients, associates and stockholders. Goals and objectives are designed, taking into account the unique challenges of an investment management firm, and are intended to optimize management’s effectiveness in managing factors within its control, while positioning the firm to successfully navigate market impacts and other external factors beyond management’s control.
Specific goals and objectives established for 2009, and against which performance of our NEOs was judged at year-end, included the following:
•	Sustain the strong relative investment results of our mutual funds and other investment portfolios with a specific goal to have at least two-thirds of our portfolios above their respective benchmarks for the long term;

•	Proactively manage expense levels to balance the near-term challenges of reduced revenue with the need to sustain client service levels and key long-term strategic capabilities;

•	Develop strong investment professionals, processes and organizational capabilities to support our long-term diversified investment strategy;

•	Sustain and enhance our diversified distribution strategy and capabilities in a manner consistent with aligning expenses to reduced revenues, including targeting new opportunities for growth in the institutional and intermediary markets as well as the individual and retirement plan sectors;

•	Enhance organizational capabilities to effectively manage increasing scope and complexity in a global context;

•	Maintain reputation for integrity, positive brand image and high name awareness;

•	Continue implementation of initiatives to enhance diversity, inclusion and open debate in and among our associates;

•	Review and monitor our firm’s investments, opportunities to acquire assets, and capital structure, including evaluation of opportunities for international expansion; and

•	Implement and manage important capital projects and evaluate others to support future growth.

In assessing the performance of our NEOs during 2009, the Executive Compensation Committee considered their performance against these and other objectives and noted the following:
•	Our overall financial condition remained very strong, as we finished the year with almost $2.9 billion of stockholders equity, more than $1.4 billion of cash and cash equivalents and mutual fund investments, and no debt.

•	Our relative investment performance continued at a very favorable level with 89% of our funds across their share classes outperforming their comparable Lipper averages on a total return basis for the five-year period ended December 31, 2009, 80% outperforming for the three-year period ended December 31, 2009, 79% outperforming for the 10-year period ended December 31, 2009, and 73% outperforming for the one-year period ended December 31, 2009. In addition, Morningstar awarded four or five stars to funds accounting for more than 73% of our rated funds’ assets under management.

•	We continued to distribute effectively across multiple channels of distribution and, in a period of continued market challenges, had net cash inflows of $22.7 billion for 2009, or 8% of beginning assets under management.

•	We increased the size and quality of our investment team around the world and deepened the collaboration across that team. We continued to invest in our systems, our people, our product offerings and our infrastructure, so as to be able to enhance our performance for our clients and stockholders in the years to come. And, at the same time, we managed our expenses down across all categories by 8%, including a reduction in our overall staffing of more than 10% and a significantly reduced total bonus pool in both 2008 and 2009.

•	Our total assets under management finished the year at $391.3 billion, an increase of more than 40% from the year ended December 31, 2008.

•	We completed the implementation of enhanced risk management oversight programs, processes and management structures, including hiring two dedicated risk management managers.

•	We completed a definitive agreement for a significant investment in UTI Asset Management Company Limited, providing us an opportunity to participate directly in the growth potential of the Indian asset management industry.

•	We increased dividends to our stockholders for the 23rd consecutive year and repurchased $67 million of our common stock at an average price of $29.54 per share.
Equity Incentive Compensation
We also consider it crucial to maintain a strong association between compensation of our top managers and professionals, including our NEOs, and our stockholders’ long-term interests. We believe that our long-term equity compensation program is a significant factor in achieving this goal. Equity compensation is intended to represent a material portion of our NEOs’ total compensation, generally in the range of 20% to 30% of total compensation.
Although the Executive Compensation Committee has the authority to grant stock appreciation rights and restricted stock awards in addition to stock options, options have been the primary form of equity compensation and the only awards that have been made to our NEOs. However, we may grant restricted stock awards to our NEOs in the future. As part of our annual award program, we granted our NEOs options to purchase an aggregate of 436,000 shares of our common stock, representing about 7% of all options we awarded to employees in 2009. Accordingly, the vast majority of all option awards, and all restricted stock awards, were granted to employees other than our NEOs, reflecting the broad-based nature of the program and our objective to use equity incentives to align compensation of a significant portion of our senior management and professionals to the long-term success of our stockholders. The foregoing percentage of option grants for the NEOs excludes replenishment options which were automatically granted when shares already owned were relinquished in payment of the exercise price of an outstanding non-qualified option granted prior to November 2004. The company ceased granting options with a replenishment feature after October 2004.

In determining option grants to our NEOs, the Executive Compensation Committee took into account the level of responsibility of each of the NEOs and the strong desire to tie their long-term compensation to the long-term success of our clients and stockholders. The Executive Compensation Committee also seeks to give our NEOs an incentive to stay with the company. As a result, stock options granted to our NEOs vest on the first of November beginning with the year following the year of grant at a rate of 20% per year. Also, in deciding the level of these grants, the Executive Compensation Committee considered, among other factors, the existing stock ownership levels of our NEOs. Based on the relatively significant ownership of stock by most of our NEOs, we granted them option awards whose total fair value on the date of grant was lower relative to their total compensation than was the case for many other senior contributors at the company.
With the exception of grants to new employees and replenishment grants, all equity grants to employees, including the option grants to our NEOs, were made on February 12, 2009 and September 10, 2009 at regularly scheduled meetings of the Executive Compensation Committee. Since the options vest ratably over a five- to six-year period and will not be fully exercisable until November 2014, we believe the option grants provide added incentive for our management team to strive for long-term performance and profitability. The timing of replenishment grants, which are discussed in greater detail on page 26, is determined solely by the option holder, because such grants occur automatically when an eligible non-qualified option is exercised by relinquishing shares already owned in payment of the exercise price. The Management Compensation Committee, pursuant to authority delegated to it by the Executive Compensation Committee, granted equity awards to a few non-executive new hires in 2009. All new employee grants were awarded on the first business day of the month following the start of employment.
Competitive Positioning
In making annual incentive award determinations, the Executive Compensation Committee periodically reviews competitive data regarding compensation at peer companies in the investment management and other financial services industries. We do not benchmark compensation levels to fall within specific ranges compared to selected peer groups in the asset management and financial services industry. We use the information provided by Cook & Co. and McLagan Partners about the competitive market for senior management to gain a general understanding of current compensation practices. In this regard, in December 2009 the Executive Compensation Committee reviewed compensation data for a competitive group comprised of the 12 asset management companies listed below:

Affiliated Managers Group	Federated Investors
AllianceBernstein	Franklin Resources
Bank of New York Mellon	GAMCO Investors
BlackRock	Invesco
Calamos Asset Management	Janus Capital Group
Eaton Vance	Legg Mason
In addition to specific information on these companies, the Executive Compensation Committee reviewed aggregated summary compensation data based on information from other public and non-public companies, including the Capital Group, Fidelity, Goldman Sachs, MFS, Oppenheimer, PIMCO, Putnam, Vanguard, Wellington and Western Asset Management.
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s Chief Executive Officer and to the three most highly compensated executive officers other than the Chief Executive Officer or Chief Financial Officer. However, certain forms of performance-based compensation are excluded from the $1 million deduction limit if certain requirements are met. The Executive Compensation Committee considers the impact of Section 162(m) when designing the company’s executive compensation programs and has structured the Annual Incentive Compensation Pool and stock incentive plans so that awards may be granted under these plans in a manner that complies with the requirements imposed by Section 162(m). However, tax deductibility is not the sole factor used by the Executive Compensation Committee in setting compensation. Corporate objectives may not necessarily align with the requirements for full deductibility under Section 162(m). Accordingly, the Executive Compensation Committee may grant awards such as time-based restricted stock awards and/or enter into compensation arrangements under which payments are not deductible under Section 162(m) if the Executive Compensation Committee determines that such non-deductible arrangements are otherwise in the best interests of our stockholders.
Accounting for Stock-Based Compensation
We account for stock-based compensation in accordance with generally accepted accounting principles. Consequently, stock-based compensation cost is measured at the grant date based on the fair value of the award. We recognize stock-based compensation expense ratably over the vesting period of each award.
2009 NEO Annual Cash Incentive Awards
The table below sets forth the bonus determinations made by the Executive Compensation Committee for our NEOs. The maximum bonus percentage was set by the Executive Compensation Committee at the beginning of 2009.

	Maximum	Maximum Payout	Actual
Name	Percentage	Based on Total Pool	Percentage	Actual

James A.C. Kennedy	18%	$9,740,160	6.1%	$3,300,000
Brian C. Rogers	18%	$9,740,160	6.1%	$3,300,000
Edward C. Bernard	18%	$9,740,160	5.5%	$3,000,000
William J. Stromberg	14%	$7,575,680	5.4%	$2,900,000
Kenneth V. Moreland	7%	$3,787,840	0.8%	$410,000

The incentive bonus award to each NEO was considerably less than the maximum available to him under the 2009 bonus pool and less than the amount paid to the NEOs for 2008. In setting the bonus amounts for 2009, the Executive Compensation Committee took note of the fact that the bonus amounts for the top three paid NEOs was reduced between 40 and 47% over the two-year period from 2007 to 2009, and that reduction was greater than the 35% reduction in the company’s net income over that two-year period. This reduction also was significantly greater than the relative reduction over that two-year period in bonuses paid to the majority of other professionals and senior officers at the company.
In setting the incentive bonus award paid to each NEO, the Executive Compensation Committee noted in particular the overall performance evaluation criteria discussed above, as well as the individual contributions of each NEO. In the case of Messrs. Kennedy, Rogers and Bernard, the Executive Compensation Committee considered their joint responsibility for the overall management and direction of the company and the overall performance of the company under their joint leadership during the difficult economic environment that has persisted over the past two years. In the case of Mr. Kennedy, the Executive Compensation Committee also considered his leadership role and responsibility and performance as chief executive officer and president of the company and his position, responsibilities and performance as chairman of our Management Committee and Management Compensation Committee. In the case of Mr. Rogers, the Executive Compensation Committee considered his significant investment responsibilities, managing over $25 billion in assets, his broad-based investment leadership and his performance as chief investment officer. In the case of Mr. Bernard, the Executive Compensation Committee considered his significant role in corporate leadership, including particularly his direct responsibility for leadership of distribution, operations and technology matters and interactions with the company’s sponsored mutual fund boards. In the case of Mr. Stromberg, the Executive Compensation Committee recognized his expanded responsibility to manage the Global Equity Management Group and the strong investment results generated by his team. In the case of Mr. Moreland, the Executive Compensation Committee considered his performance as chief financial officer, including his responsibility for general supervision of all financial matters for the company.

The Executive Compensation Committee noted in its deliberations that it looked to maintain reasonable alignment between the compensation of the NEOs and other senior personnel in order to retain talent and maintain a collaborative compensation environment. In this regard, the Executive Compensation Committee believes that the compensation of the NEOs should be considered relative to the compensation of other senior personnel, even to the extent that this results in lower compensation for NEOs than permitted under the Annual Incentive Compensation Pool or relative to NEOs at competing companies. The Executive Compensation Committee has the power to authorize additional incentive compensation or bonuses outside of the Annual Incentive Compensation Pool, but did not do so in 2009 and does not currently expect to do so in 2010.
Defined Contribution Plan
Our U.S. retirement program provides retirement benefits based on the investment performance of each participant’s account. For 2009, we contributed $159,720 to this program for our NEOs as a group. We provide this program to our NEOs and to all U.S. employees in order to assist them in their retirement planning. The contribution amounts are based on plan formulas that apply to all employees, including NEOs.
Post-Employment Payments
We have not entered into employment, severance or other agreements with any of our NEOs, so we do not anticipate making any post-employment payments to them. All existing option agreements held by all grantees under our 2001 and 2004 Stock Incentive Plans include a provision that may accelerate the vesting of outstanding but unexercisable options so that all options will become exercisable in connection with a change-in-control of Price Group and remain exercisable for a one-year period thereafter. Assuming that a change-in-control of the company had caused the vesting of options to accelerate as currently contemplated under the terms of our 2001 and 2004 Stock Incentive Plans, the amount that would be realized at December 31, 2009, upon the exercise of these options would be $2,582,800 in the case of Mr. Kennedy; $2,624,060 in the case of Messrs. Rogers and Bernard; $2,563,420 in the case of Mr. Stromberg; and $1,006,620 in the case of Mr. Moreland. The amounts are calculated using the difference between the exercise price of the options and the closing price of our common stock on December 31, 2009. The Executive Compensation Committee can modify or rescind this provision, or adopt other acceleration provisions. See our Outstanding Equity Awards table on page 27 for further details.
Perquisites and Other Personal Benefits
As a general rule, we do not provide significant perquisites and other personal benefits to our executive officers. However, we will provide temporary housing as well as security protection to our executive officers and their families as circumstances dictate. We did not provide any such security protection in 2009.
Stock Ownership Guidelines
We have a stock ownership policy for our executive officers. This policy provides that our NEOs and other key executives are expected to reach levels of ownership determined as a stated multiple of an executive’s base salary within five years after the adoption of the guidelines or, if later, within five years from the date when the executive assumed his or her position. The stated ownership multiples are 10 times base salary for the President, Vice Chairman and Chairman, five times base salary for other members of our Management Committee, and three times base salary for other executive officers. All of our NEOs are in compliance with this program.

Summary Compensation Table (1)
The following table summarizes the total compensation of our NEOs, who are the chief executive officer, the chief financial officer and our three other most highly compensated executive officers.

				Non-equity
Name and Principal			Option	incentive plan	All other
Position	Year	Salary	Awards(2)	compensation(3)	compensation(4)	Total
James A.C. Kennedy	2009	$350,000	$1,023,463	$3,300,000	$56,342	$4,729,805
Chief Executive Officer	2008	$350,000	$1,448,800	$3,850,000	$53,970	$5,702,770
and President	2007	$350,000	$1,546,864	$5,750,000	$281,249	$7,928,113

Brian C. Rogers	2009	$350,000	$1,021,300	$3,300,000	$53,444	$4,724,744
Chairman and Chief	2008	$350,000	$2,226,272	$3,850,000	$194,454	$6,620,726
Investment Officer	2007	$350,000	$2,117,635	$6,250,000	$279,087	$8,996,722

Edward C. Bernard	2009	$350,000	$1,021,300	$3,000,000	$55,944	$4,427,244
Vice Chairman and	2008	$350,000	$1,662,737	$3,500,000	$54,082	$5,566,819
President, T. Rowe Price	2007	$350,000	$1,816,903	$5,000,000	$57,915	$7,224,818
Investment Services

William J. Stromberg	2009	$350,000	$1,129,462	$2,900,000	$55,944	$4,435,406
Director of Global Equity	2008	$350,000	$1,425,927	$3,400,000	$53,678	$5,229,605
Management Group	2007	$350,000	$1,570,039	$4,400,000	$57,066	$6,377,105

Kenneth V. Moreland	2009	$350,000	$398,105	$410,000	$57,444	$1,215,549
Chief Financial Officer	2008	$350,000	$576,220	$475,000	$55,462	$1,456,682
	2007	$350,000	$552,400	$650,000	$59,435	$1,611,835

(1)	Includes only those columns relating to compensation awarded to, earned by, or paid to the NEOs in 2009, 2008 and 2007. All other columns have been omitted. The 2008 and 2007 option award compensation for each NEO reflects the full-grant date fair value of options granted in each of the years as required by the new executive compensation disclosure rules adopted by the Securities and Exchange Commission on December 23, 2009.

(2)	Represents the full grant-date fair value computed using the Black-Scholes option-pricing model. A description of the assumptions used for volatility, risk-free interest rate, dividend yield, and expected life in the option pricing model is included in the Significant Accounting Policies for Stock Awards and Options on page 34 of the 2009 Annual Report to Stockholders.

(3)	Represents cash amounts awarded by the Executive Compensation Committee and paid to NEOs under the 2009 Annual Incentive Compensation Pool. See our Compensation Discussion and Analysis and the Grants of Plan Based Awards Table for more details of the workings of this plan.

(4)	The following types of compensation are included in the all other compensation column for 2009:

			Matching
		Directors’	contributions
	Contributions	fees	to stock	Matching gifts
	to retirement	paid by	purchase	to charitable	Tax
	program	subsidiary	plan(a)	organizations(b)	reimbursed(c)	Total
James A.C. Kennedy	$31,944		$4,000	$20,000	$398	$56,342
Brian C. Rogers	$31,944	$1,500		$20,000		$53,444
Edward C. Bernard	$31,944		$4,000	$20,000		$55,944
William J. Stromberg	$31,944		$4,000	$20,000		$55,944
Kenneth V. Moreland	$31,944	$1,500	$4,000	$20,000		$57,444

(a)	Matching contributions paid under our Employee Stock Purchase Plan are offered to all employees of Price Group and its related affiliates.

(b)	NEOs, directors, and all employees of Price Group and its related affiliates are eligible to have our sponsored T. Rowe Price Associates Foundation, Inc. match personal gifts up to an annual limit to qualified charitable organizations. For 2009, all of the NEOs were eligible to have up to $20,000 matched.

(c)	Represents the reimbursement of his estimated tax liability associated with the receipt and gross-up of a service anniversary gift totaling less than $500.

2009 Grants of Plan-Based Awards Table (1)
The following table provides information concerning each plan-based award granted in 2009 to the executive officers named in the Summary Compensation Table and other information regarding their grants.

			Estimated Possible Payouts			Exercise
			under Non-Equity Incentive		Number of	Price
			Plan Awards		Securities	of Option	Grant Date
					Underlying	Awards	Fair
Name	Grant Date		Threshold	Maximum(2)	Options	per Share	Value(5)
James A.C. Kennedy	02/12/2009		$—	$9,740,160
	02/12/2009	(3)			50,000	$27.47	$352,500
	08/19/2009	(4)			30,907	$44.77	$2,163
	09/10/2009	(3)			50,000	$45.15	$668,800

Brian C. Rogers	02/12/2009		$—	$9,740,160
	02/12/2009	(3)			50,000	$27.47	$352,500
	09/10/2009	(3)			50,000	$45.15	$668,800

Edward C. Bernard	02/12/2009		$—	$9,740,160
	02/12/2009	(3)			50,000	$27.47	$352,500
	09/10/2009	(3)			50,000	$45.15	$668,800

William J. Stromberg	02/12/2009		$—	$7,575,680
	02/12/2009	(3)			50,000	$27.47	$352,500
	09/10/2009	(3)			50,000	$45.15	$668,800
	12/22/2009	(4)			7,895	$53.38	$108,162

Kenneth V. Moreland	02/12/2009		$—	$3,787,840
	02/12/2009	(3)			18,000	$27.47	$126,900
	09/10/2009	(3)			18,000	$45.15	$240,768
	12/23/2009	(4)			2,212	$53.58	$30,437

(1)	Includes only those columns relating to plan-based awards granted during 2009. All other columns have been omitted.

(2)	For 2009, the Executive Compensation Committee awarded significantly less than the maximum amount to the NEOs and the actual amount awarded has been disclosed in the Summary Compensation Table on page 25 under “Non-Equity Incentive Plan Compensation.” The maximum represents the highest possible amount that could have been paid to each of these individuals under the 2009 Annual Incentive Compensation Pool based on our 2009 audited financial statements. See our Compensation Discussion and Analysis and the narrative below for more details. The Executive Compensation Committee has discretion to award no bonus under this program, or to award up to the maximum bonus. As a result, there is no minimum amount payable even if performance goals are met.

(3)	Represents stock options granted as part of our bi-annual award program. These options were awarded from the 2004 Stock Incentive Plans, which were approved by our stockholders on April 8, 2004. Vesting of these options is based on the named executive officer continuing to render service and occurs on the first of November at a rate of 20% per year beginning with the year after the year in which the grant was made.

(4)	Represents a replenishment grant that vests immediately. All replenishment grants were awarded from our 2004 Stock Incentive Plan. The timing of replenishment grants, which are discussed in further detail below, is determined solely by the option holder, because such grants occur automatically when an eligible non-qualified stock option is exercised by relinquishing shares already owned in payment of the exercise price.

(5)	Represents the full grant-date fair value computed using the Black-Scholes option-pricing model. A description of the assumptions used for volatility, risk-free interest rate, dividend yield, and expected life in the option-pricing model is included in Significant Accounting Policies for Stock Awards and Options on page 34 of the 2009 Annual Report to Stockholders.
Replenishment grants, which are made available only in conjunction with non-qualified options originally granted prior to November 2004, allow an option holder to receive additional options if an eligible non-qualified stock option is exercised by relinquishing shares already owned in payment of the exercise price. The replenishment options are granted at fair market value on the date of exercise of the option giving rise to the replenishment grant and may themselves be exercised until the expiration date of the option exercised. The replenishment options, which are equal in number to the shares relinquished, are exercisable immediately. The company ceased granting options with a replenishment feature after October 2004.

Outstanding Equity Awards Table at December 31, 2009 (1)
The following table shows information concerning option awards outstanding at December 31, 2009, for each NEO. There is a provision in all existing option agreements held by all grantees under our 2001 and 2004 Stock Incentive Plans that may accelerate the vesting of outstanding but unexercisable options so that such options will become exercisable in connection with a change-in-control of Price Group and remain exercisable for a one-year period thereafter. The Executive Compensation Committee may modify or rescind this provision, or make other provisions for accelerating the ability to exercise options.

	Number of
	Securities Underlying
	Unexercised Options
					Option	Option
Name	Exercisable		Unexercisable(9)		Exercise Price	Expiration Date
James A.C. Kennedy	155,000	(3)			$19.500	11/20/10
	112,400	(3)			$12.850	09/21/11
	92,800	(3)			$13.670	07/30/12
	80,000	(3)			$21.725	12/11/13
	15,400				$21.725	12/11/13
	60,000	(3)			$30.775	12/20/14
	36,800				$30.775	12/20/14
	60,000	(3)			$32.620	10/03/15
	20,000		20,000	(4)	$32.620	10/03/15
	60,000		40,000	(5)	$46.190	11/01/16
	40,000		60,000	(6)	$50.020	09/06/17
	20,000		80,000	(7)	$57.080	09/04/18
			50,000	(8)	$27.470	02/12/19
			50,000	(8)	$45.150	09/10/19

Brian C. Rogers	48,939	(2)			$61.760	11/20/10
	34,350	(2)			$36.660	09/21/11
	31,832	(2)			$41.225	07/30/12
	10,635	(2)			$41.130	07/30/12
	6,709	(2)			$50.530	07/30/12
	33,194	(2)			$62.830	12/11/13
	116,800				$30.775	12/20/14
	88,000		22,000	(4)	$32.620	10/03/15
	60,000		40,000	(5)	$46.190	11/01/16
	40,000		60,000	(6)	$50.020	09/06/17
	20,000		80,000	(7)	$57.080	09/04/18
			50,000	(8)	$27.470	02/12/19
			50,000	(8)	$45.150	09/10/19

Edward C. Bernard	70,000				$19.500	11/20/10
	16,078	(2)			$60.640	11/20/10
	22,496	(2)			$65.010	11/20/10
	37,262	(2)			$33.105	09/21/11
	12,258	(2)			$33.545	09/21/11
	4,031	(2)			$49.080	09/21/11
	26,426	(2)			$33.105	07/30/12
	13,040	(2)			$33.545	07/30/12
	10,561	(2)			$41.420	07/30/12
	5,590	(2)			$60.640	07/30/12
	120,000				$21.725	12/11/13
	120,000				$30.775	12/20/14
	88,000		22,000	(4)	$32.620	10/03/15

	Number of
	Securities Underlying
	Unexercised Options				Option	Option
Name	Exercisable		Unexercisable(9)		Exercise Price	Expiration Date

Edward C. Bernard	60,000		40,000	(5)	$46.190	11/01/16
	40,000		60,000	(6)	$50.020	09/06/17
	20,000		80,000	(7)	$57.080	09/04/18
			50,000	(8)	$27.470	02/12/19
			50,000	(8)	$45.150	09/10/19

William J. Stromberg	17,800	(2)			$21.450	09/21/11
	21,126	(2)			$36.495	09/21/11
	5,520	(2)			$52.140	09/21/11
	16,948	(2)			$24.195	07/30/12
	22,474	(2)			$36.495	07/30/12
	9,358	(2)			$43.820	07/30/12
	5,146	(2)			$60.560	07/30/12
	30,000	(2)			$52.140	12/11/13
	8,609	(2)			$60.560	12/11/13
	7,895	(2)			$53.380	12/11/13
	106,800				$30.775	12/20/14
	80,000		20,000	(4)	$32.620	10/03/15
	60,000		40,000	(5)	$46.190	11/01/16
	36,000		54,000	(6)	$50.020	09/06/17
	18,000		72,000	(7)	$57.080	09/04/18
			50,000	(8)	$27.470	02/12/19
			50,000	(8)	$45.150	09/10/19

Kenneth V. Moreland	7,200				$26.940	04/01/14
	8,096	(2)			$58.560	04/01/14
	2,212	(2)			$53.580	04/01/14
	50,000				$30.775	12/20/14
	40,000		10,000	(4)	$32.620	10/03/15
	24,000		16,000	(5)	$46.190	11/01/16
	16,000		24,000	(6)	$50.020	09/06/17
	7,000		28,000	(7)	$57.080	09/04/18
			18,000	(8)	$27.470	02/12/19
			18,000	(8)	$45.150	09/10/19

(1)	Includes only those columns for which there are outstanding equity awards at December 31, 2009. All other columns have been omitted.

(2)	Represents a replenishment grant that vested immediately. For more information regarding replenishment grants, please refer to the discussion on page 26.

(3)	Exercisable options held by a limited liability company controlled by Mr. Kennedy.

(4)	Vests in full on 10/03/2010.

(5)	Vesting occurs 50% on each of 11/01/2010, and 11/01/2011.

(6)	Vesting occurs 33 1/3% on each of 09/06/2010, 09/06/2011 and 09/06/2012.

(7)	Vesting occurs 25% on each of 09/04/2010, 09/04/2011, 09/06/2012 and 09/04/2013.

(8)	Vesting occurs 20% on each of 11/01/2010, 11/01/2011, 11/01/2012, 11/01/2013 and 11/01/2014.

(9)	Assuming that a change-in-control of the company had caused the vesting of these options to accelerate as currently contemplated under the terms of our 2001 and 2004 Stock Incentive Plans, the amount that would be realized at December 31, 2009 upon the exercise of these options would be $2,582,800 in the case of Mr. Kennedy; $2,624,060 in the case of Messrs. Rogers, and Bernard; $ 2,563,420 in the case of Mr. Stromberg; and $1,006,620 in the case of Mr. Moreland. The amounts are calculated using the difference between the exercise price of the options and the closing price of our common stock on December 31, 2009.

2009 Option Exercises Table (1)
The following table shows aggregate stock option exercises in 2009 and the related value realized on those exercises for each of the NEOs. The value realized on exercise is the difference between the market price of the underlying securities on the date of exercise and the exercise price, multiplied by the number of shares acquired.

	Number of Shares
Name	Acquired on Exercise(2)(4)	Value Realized on Exercise

James A.C. Kennedy	156,600 (3)	$4,440,183
Brian C. Rogers	3,200	$70,736
Edward C. Bernard	71,789	$309,411
William J. Stromberg	119,128	$2,166,546
Kenneth V. Moreland	4,400	$117,216

(1)	Includes only those columns relating to 2009 option exercises. All other columns have been omitted.

(2)	Represents the total number of shares underlying the exercised stock options.

(3)	Of these shares, 153,400 shares were exercised by a limited liability company controlled by Mr. Kennedy. The value realized on these exercises was $4,369,447. As further explained in footnote four, the net shares received by the limited liability company from these exercises was 95,576.

(4)	For some NEOs, the number of shares actually acquired was less than the number presented in the table above as a result of tendering shares for payment of the exercise price and the withholding of shares for taxes. The net shares received were as follows:

James A.C. Kennedy	98,776
Edward C. Bernard	3,685
William J. Stromberg	26,255
Kenneth V. Moreland	1,402
Equity Compensation Plan Information
The following table sets forth information regarding outstanding options and restricted stock units and shares reserved for future issuance under our equity compensation plans as of December 31, 2009. None of the plans have outstanding warrants or rights other than options and restricted stock units. All plans have been approved by our stockholders.

	Number of Securities to be		Number of Securities
	Issued Upon Exercise of		Remaining Available for
	Outstanding Options and	Weighted-Average	Future Issuance Under
	Vesting of Restricted Stock	Exercise Price of	Equity Compensation
Plan Category	Units	Outstanding Options	Plans

Equity Compensation Plans
Approved by Stockholders	39,595,253 (1)	$38.10 (1)	17,751,547 (2)

(1)	Includes 326,094 shares that may be issued upon settlement of outstanding restricted stock units. The weighted- average exercise price pertains only to the 39,269,159 outstanding options.

(2)	Includes shares that may be issued under our 2004 Stock Incentive Plan, 2001 Stock Incentive Plan and 2007 Non- Employee Director Equity Plan, and 3,360,000 shares that may be issued under our Employee Stock Purchase Plan. No shares have been issued under the Employee Stock Purchase Plan since its inception; all plan shares have been purchased in the open market. The number of shares available for future issuance will increase under the terms of the 2004 Stock Incentive Plan as a result of all future common stock repurchases that we make from proceeds generated by stock option exercises that occur after the inception of the 2004 Stock Incentive Plan. The 2004 Stock Incentive Plan and the 2001 Stock Incentive Plan both allow for the grant of stock options, stock appreciation rights, and stock awards including restricted stock and restricted stock units. The maximum number of shares that may be issued in connection with future stock awards and units is 2,000,000 under the 2004 Stock Incentive Plan and 494,800 under the 2001 Stock Incentive Plan.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
As part of our responsibilities, we have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which begins on page 17 of this proxy statement. Based on such review and discussions, we have recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement and in the company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Donald B. Hebb, Jr., Chairman
James T. Brady
J. Alfred Broaddus, Jr.
Dr. Alfred Sommer
Dwight S. Taylor
Anne Marie Whittemore
PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010
The Audit Committee reappointed KPMG as Price Group’s independent registered public accounting firm for 2010 at its January 2010 meeting, and submits this reappointment for ratification by our stockholders. KPMG was first appointed to serve as our independent registered public accounting firm on September 6, 2001.
Representatives of KPMG are expected to be present at the Meeting and will have the opportunity to make a statement and respond to appropriate questions from stockholders.
Recommendation of the Board of Directors; Vote Required
We recommend that you vote FOR Proposal 2, the ratification of the appointment of KPMG as our independent registered public accounting firm for 2010. All properly executed proxies received in time to be tabulated for the Meeting will be voted FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2010 unless otherwise specified. In order to be adopted at the Meeting, Proposal 2 must be approved by the affirmative vote of a majority of the total votes cast at the Meeting. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the vote. In the event Proposal 2 does not obtain the requisite number of affirmative votes, the Audit Committee will reconsider the appointment of KPMG.
Disclosure of Fees Charged by the Independent Registered Public Accounting Firm
The following table summarizes the fees charged by KPMG for services rendered to Price Group and its subsidiaries during 2008 and 2009. All services were approved by the Audit Committee pursuant to the pre-approval procedures described below.

Type of Fee	2008	2009

Audit Fees (1)	$994,732	$977,478
Audit-Related Fees (2)	47,674	44,989
Tax Fees (3)	672,206	730,901
All Other Fees (4)	60,975	4,790

	$1,775,587	$1,758,158

(1)	Aggregate fees charged for annual audits, quarterly reviews, and the reports of the independent registered public accounting firm on internal control over financial reporting as of December 31, 2008 and 2009.

(2)	Aggregate fees charged for assurance and related services that are reasonably related to the performance of the audit and are not reported as Audit Fees. In 2008 and 2009, these services included audits of several affiliated entities, including the corporate retirement plans, the T. Rowe Price Associates Foundation, Inc., and fees for accounting consultations.

(3)	Aggregate fees charged for tax compliance, planning and consulting.

(4)	In 2008, fees are for KPMG’s performance of an attestation engagement related to our compliance with the Global Investment Performance Presentation Standards (GIPS). In 2009, fees relate to our participation at KPMG sponsored executive education courses.
AUDIT COMMITTEE PRE-APPROVAL POLICIES
The Audit Committee has adopted policies and procedures which set forth the manner in which the committee will review and approve all audit and non-audit services to be provided by the independent registered public accounting firm before that firm is retained for such services. The pre-approval policies and procedures are as follows:
•	Any audit or non-audit service to be provided to Price Group by the independent registered public accounting firm must be submitted to the Audit Committee for review and approval. The proposed services are submitted on the Audit Committee’s “Independent Registered Public Accounting Firm Audit and Non-Audit Services Request Form” with a description of the services to be performed, fees to be charged, and affirmation that the services are not prohibited under Section 201 of the Sarbanes-Oxley Act of 2002. The form must be approved by Price Group’s Chief Executive Officer, Chief Financial Officer, or one of the Co-Directors of Internal Audit prior to submission to the Audit Committee.

•	The Audit Committee in its sole discretion then approves or disapproves the proposed services and documents such approval, if given, by signing the approval form. Pre-approval actions taken during Audit Committee meetings are recorded in the minutes of the meetings.

•	Any audit or non-audit service to be provided to Price Group which is proposed between meetings of the Audit Committee will be submitted to the Audit Committee chairman on a properly completed “Independent Registered Public Accounting Firm Audit and Non-Audit Services Request Form” for the chairman’s review and pre-approval and will be included as an agenda item at the next scheduled Audit Committee meeting.
REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees Price Group’s financial reporting process on behalf of the Board of Directors. Our committee held five meetings during 2009. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of Price Group’s audited financial statements with generally accepted accounting principles and an opinion on the effectiveness of Price Group’s internal control over financial reporting. We appointed KPMG as Price Group’s independent registered public accounting firm for 2009 after reviewing that firm’s performance and independence from management and that appointment was ratified by our stockholders at the 2009 Annual Meeting. We reappointed KPMG as Price Group’s independent registered public accounting firm for fiscal year 2010 at our January 2010 meeting after conducting the same set of reviews.
In fulfilling our oversight responsibilities, we reviewed and discussed with management the audited financial statements prior to their issuance and publication in the 2009 Annual Report on Form 10-K and in the 2009 Annual Report to Stockholders. We reviewed with KPMG its judgments as to the quality, not just the acceptability, of Price Group’s accounting principles and discussed with its representatives other matters required to be discussed under generally accepted auditing standards, including matters required to be discussed in accordance with the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, of the Auditing Standards Board of the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (PCAOB). We also discussed with KPMG its independence from management and Price Group, and received its written disclosures pursuant to applicable requirements of the PCAOB regarding the independent accountant’s communication with the audit committee concerning independence. We further considered whether the non-audit services described elsewhere in this proxy statement provided by KPMG are compatible with maintaining its independence.
We also discussed with management their evaluation of the effectiveness of Price Group’s internal control over financial reporting as of December 31, 2009. We discussed with KPMG its evaluation of the effectiveness of Price Group’s internal control over financial reporting.
We further discussed with Price Group’s internal auditors and KPMG the overall scope and plans for their respective audits. We met with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations and their evaluations of Price Group’s internal controls.
In reliance upon the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

James T. Brady, Chairman
J. Alfred Broaddus, Jr.
Dwight S. Taylor
STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING
Qualified stockholders who wish to have proposals presented at the 2011 annual meeting of stockholders must deliver them to Price Group by November 4, 2010, in order to be considered for inclusion in next year’s proxy statement and proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.
Any stockholder proposal or director nomination for our 2011 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered “untimely” if we receive it before December 15, 2010, or after January 14, 2011. Such proposals and nominations must be made in accordance with the Amended and Restated By-Laws of Price Group. An untimely proposal may be excluded from consideration at our 2010 annual meeting.
All proposals and nominations must be delivered to our Corporate Secretary at 100 E. Pratt Street, Mail Code BA-0340, Baltimore, MD 21202.
Pursuant to Maryland law and our Amended and Restated By-Laws, a special meeting of our stockholders can generally be called by the Chairman of the Board, our President, our Board of Directors, or upon the written request of stockholders entitled to cast at least 25% of all votes entitled to be cast at the special meeting.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The following procedures have been established by the Nominating and Corporate Governance Committee in order to facilitate communications between our stockholders and our Board of Directors:
1)	Stockholders may send correspondence, which should indicate that the sender is a stockholder, to our Board of Directors or to any individual director by mail to T. Rowe Price Group, Inc., c/o Chief Legal Officer, P.O. Box 17134, Baltimore, MD 21297-1134, or by e-mail to stockholdercommunications@troweprice.com or by internet at http://trow.client.shareholder.com/contactBoard.cfm.

2)	Our Chief Legal Officer will be responsible for the first review and logging of this correspondence. The officer will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence which the Nominating and Corporate Governance Committee has identified as correspondence which may be retained in our files and not sent to directors.

The Nominating and Corporate Governance Committee has authorized the Chief Legal Officer to retain and not send to directors communications that: (a) are advertising or promotional in nature (offering goods or services); (b) solely relate to complaints by clients with respect to ordinary course of business customer service and satisfaction issues; or (c) clearly are unrelated to our business, industry, management or Board or committee matters. These types of communications will be logged and filed, but not circulated to directors. Except as set forth in the preceding sentence, the Chief Legal Officer will not screen communications sent to directors.

3)	The log of stockholder correspondence will be available to members of the Nominating and Corporate Governance Committee for inspection. At least once each year, the Chief Legal Officer will provide to the Nominating and Corporate Governance Committee a summary of the communications received from stockholders, including the communications not sent to directors in accordance with screening procedures approved by the Nominating and Corporate Governance Committee.
STOCKHOLDERS SHARING THE SAME ADDRESS
Some banks, brokers and other intermediaries engage in the practice of “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may be sent to multiple stockholders in your household unless you request otherwise. We will promptly deliver a separate copy of our 2009 Annual Report to Stockholders or this proxy statement to you if you share an address subject to householding. Please contact our Corporate Secretary at 100 East Pratt Street, Mail Code BA-0340, Baltimore, MD 21202, or by telephone at 410-345-7733.
Please contact your bank, broker or other intermediary if you wish to receive individual copies of our proxy materials in the future. Please contact your bank, broker or other intermediary, or our Corporate Secretary as provided above if members of your household are currently receiving individual copies and you would like to receive a single household copy for future meetings.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945 COMPANY # Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. 3 INTERNET — www.eproxy.com/trow Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 13, 2010. 3 PHONE — 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 13, 2010. 3 Mail — Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR All Nominees Listed in Item 1 and FOR Item 2. 1. Election of directors: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 1(a) Edward C. Bernard n n n 1(f) Brian C. Rogers n n n 1(b) James T. Brady 1(g) Dr. Alfred Sommer 1(c) J. Alfred Broaddus, Jr. 1(h) Dwight S. Taylor 1(d) Donald B. Hebb, Jr. 1(i) Anne Marie Whittemore 1(e) James A.C. Kennedy 2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2010. For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2. Address Change? Mark Box Indicate changes below: Date ___Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the Proxy.

T. ROWE PRICE GROUP, INC. ANNUAL MEETING OF STOCKHOLDERS Wednesday, April 14, 2010, at 10:00 a.m. THE T. ROWE PRICE CORPORATE CAMPUS 4515 Painters Mill Road Owings Mills, Maryland 21117-4903 DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS From the north: Take I-83 south to I-695 (Baltimore Beltway) west (toward Pikesville). Take Exit 19 to I-795 north to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus. From the south: Take I-83 north to I-695 (Baltimore Beltway) west (toward Pikesville). Take Exit 19 to I-795 north to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus. From the east: Take I-695 (Baltimore Beltway) west to Exit 19 north onto I-795. Take I-795 to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus. From the west: Take I-70 east to I-695 (Baltimore Beltway) north (toward Towson). At Exit 19, proceed north onto I-795. Take I-795 to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus. After entering the campus, follow the signs to the building where the annual meeting will be held. Free parking is available in the garage opposite the building. T. ROWE PRICE GROUP, INC. 2010 Proxy Revocable Proxy Solicited on Behalf of the Board of Directors I hereby appoint Edward C. Bernard, James A.C. Kennedy, and Brian C. Rogers, together and separately, as proxies to vote all shares of common stock which I have power to vote at the annual meeting of stockholders to be held on Wednesday, April 14, 2010, at 10:00 a.m., at offices of the company located at 4515 Painters Mill Road, Owings Mills, Maryland 21117-4903, and at any adjournments or postponements thereof, in accordance with the instructions on the reverse side of this proxy card and as if I were present in person and voting such shares. The proxies are authorized in their discretion to name others to take their place. I also hereby acknowledge receipt of the Notice of Annual Meeting and Proxy Statement, dated March 4, 2010, and Price Group’s 2009 Annual Report to Stockholders. This proxy, when properly completed and returned, will be voted in the manner directed herein by the stockholder named on the reverse side, or IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE NOMINEES LISTED ON THE REVERSE SIDE AND “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AT THIS MEETING AND AT ANY ADJOURNMENTS AND POSTPONEMENTS THEREOF. PLEASE VOTE YOUR PROXY PROMPTLY. See reverse side for voting instructions.